EX-99.B1.(b)


                       AMENDMENT TO DECLARATION OF TRUST

                                  AMENDMENT TO
                             THE TOCQUEVILLE TRUST'S
                       AGREEMENT AND DECLARATION OF TRUST


                  AMENDMENT made as of the 4th day of August, 1995 to the Agreement and Declaration of Trust of The Tocqueville Trust filed on September 17, 1986 and amended on August 19, 1991 under the Massachusetts G.L.c. 182,ss.2, by the Trustees hereunder, and by the holders of shares of beneficial interest.


                  WITNESSETH that


                  WHEREAS, the Trustees have previously established a trust to carry on the business of an investment company; and


                  WHEREAS, the shareholders authorized the Trustees hereunder, by a vote of such shareholders holding a majority of the shares of each series entitled to vote, to amend the Agreement and Declaration of Trust, as amended, of the Tocqueville Trust, at a special shareholder meeting called for such purpose on July 31, 1995.


                  NOW, THEREFORE, the Trustees hereby amend and restate Article III, Section 1 of such Agreement and Declaration of Trust to read as follows:


                  Section 1. Division of Beneficial Interest. The Shares of the Trust shall be issued in one or more series as the Trustees may, without shareholder approval, authorize. Each series shall be preferred over all other series in respect of the assets allocated to that series. The beneficial interest in each series shall at all times be divided into Shares, with $.01 par value, each of which shall represent an equal proportionate interest in the series with each other Share of the same series, none having priority or preference over another. The number of Shares authorized shall be unlimited. The Trustees may from time to time divide or combine the Shares into a greater or lesser number without thereby changing the proportionate beneficial interests in the series.

                           Notwithstanding   anything  in  this   Agreement  and
                  Declaration of Trust to the contrary, the Trustees may, in their discretion, authorize the division of Shares of any series into Shares of one or more classes of such series. All Shares of a




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                  class shall be  identical  with each other and with the Shares of each other class or subseries of the same series except for such variations between classes as may be approved by the Board of Trustees and be permitted under the Investment Company Act of 1940, as amended, or pursuant to any exemptive order issued by the Securities and Exchange Commission.


                  IN  WITNESS   WHEREOF,   the  undersigned  has  executed  this
instrument the 4th day of August, 1995.


                           /s/Francois D. Sicart
                           ---------------------------
                           Francois D. Sicart



                           /s/Robert Kleinschmidt
                           ---------------------------
                           Robert Kleinschmidt



                           ---------------------------
                           Bernard F. Combemale



                           /s/James B. Flaherty
                           ---------------------------
                           James B. Flaherty



                           /s/Inge Heckel
                           ---------------------------
                           Inge Heckel




                           ---------------------------
                           Francois Letaconnoux


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